Exhibit 5.16

[Harris Shelton Hanover Walsh, PLLC Letterhead]

East Office		Downtown Memphis Office
Suite 300	[ ], 2011	Suite 2700
999 South Shady Grove Road		One Commerce Square
Memphis, Tennessee 38120-4126		Memphis, Tennessee 38103-2555

Telephone 901-682-1455		Oxford, Mississippi Office
Telecopier 901-435-0301		829 North Lamar Blvd., Suite 2
ttweel@harrisshelton.com		Oxford, Mississippi 38655
www.harrisshelton.com

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Mississippi counsel to The University Club, Inc., a Mississippi corporation (“Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Company, the Guarantor and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantor) and Wilmington Trust FSB, as trustee (the “Trustee”). We understand that the Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture we understand has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth, including and examination of (a) the Officer’s Certificate executed by Ingrid J. Keiser, as Secretary, and Curt D. McClellan, as Treasurer, dated November, 2010, for the Guarantor (the “Officer’s Certificate”), and (b) the following attachments to the Officer’s Certificate: (i) Organizational Document (as defined in the Officer’s Certificate) of the Guarantor, (ii) Bylaws (as defined in the Officer’s Certificate) for the Guarantor, (iii) Resolutions (as defined in the Officer’s Certificate) of the Guarantor, and (iv) certificate of good standing for the Guarantor (“Certificate of Good Standing”). As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor including the Officer’s Certificate and Certificate of Good Standing. For purposes of expressing the opinions in Paragraph 1 below, we have also relied upon the Certificate of Good Standing attached to the Officer’s Certificate.

In rendering the opinions set forth below, we have also made the assumptions referred to herein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Issuer’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantor) and the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             The Guarantor is duly formed, validly existing and in good standing under the laws of the State of Mississippi, and has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

2.             The Indenture has been duly authorized by all requisite corporate action on the part of the Guarantor, and the Guarantor has duly executed and delivered the Indenture.

3.             The Guarantee by the Guarantor has been duly authorized by all requisite corporate action on the part of the Guarantor and issued by the Guarantor.

4.             The execution and delivery by the Guarantor of the Indenture and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) do not and will not violate its Organizational Document or Bylaws, and (b) do not and will not violate any Mississippi statute or any rule or regulation issued pursuant to any Mississippi statute or any order identified to us by the Guarantor and issued by any court or governmental agency or body and binding on the Guarantor (it being understood that (i) no opinion is being rendered regarding any Mississippi securities or blue sky statutes, rules or regulations, and (ii) we have not undertaken any independent investigation to determine the existence or absence of any of such facts).

5.             When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described in the Registration Statement, the Guarantee of the Guarantor will constitute the valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. We do not express any opinion concerning any law other than the laws of the State of Mississippi. We also express no opinion herein as to any (a) securities or blue sky disclosure laws or regulations; (b) antitrust or unfair competition laws or regulations; (c) tax or racketeering laws or regulations; or (d) local laws, regulations or ordinances.

In addition to the limitations, qualifications and assumptions set forth above, the foregoing opinions are subject to the following additional qualifications and assumptions:

(a)                                  Our opinions are limited to the review of such instruments or agreements specifically listed herein and all other documents we believe are necessary to render such opinions, and without any independent inquiry with respect to any proposed laws or proposed regulations.

(b)                                 The opinions are limited to the matters set forth herein and no opinion may be inferred or implied beyond those explicitly stated herein.

The foregoing opinions represent our reasoned judgment as to certain matters of law, based upon the foregoing facts presented, assumptions and qualifications, and are not, and should not be construed or considered as, a guarantee. In addition, this opinion is being delivered on the express condition that neither Company nor counsel to the Company has any knowledge of any reason why any opinion expressed herein is not accurate in any material respect.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

HARRIS SHELTON HANOVER WALSH, PLLC